8-K Cover

EXHIBIT 99.1

DOWNEY FINANCIAL CORP.
N E W S R E L E A S E	For further information contact: Thomas E. Prince Chief Operating Officer (949) 509-4440

DOWNEY FINANCIAL ANNOUNCES
DIRECTOR RETIREMENT

          Newport Beach, California - December 20, 2007. Maurice L. McAlister, Chairman of the Board of Directors of Downey Financial Corp. (NYSE: DSL) announced today that his daughter Cheryl E. Olson will be retiring from her position as Director and Vice Chairman of the Board of both Downey Financial Corp. and Downey Savings and Loan Association, F.A. (the Bank). The effective date of her retirement will be December 31, 2007.

          Ms. Olson was appointed to the Board of Directors of the Bank in 1987 and became a director of Downey Financial Corp. in 1994 when the holding company was formed. Mr. McAlister commented that Ms. Olson is retiring to focus her efforts on the management of the McAlister family’s private charitable foundation. Her contributions to Downey were many and she might return at a later date.

          Mr. McAlister also announced that Daniel D. Rosenthal will become the Vice Chairman of the Board of both Downey Financial Corp. and the Bank upon Ms. Olson’s retirement while continuing in his capacity as Chief Executive Officer. Mr. Rosenthal first joined Downey in 1975. Mr. Rosenthal has served as a director of Downey Financial Corp. and the Bank since 1998.

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